UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 28, 2009

RJO GLOBAL TRUST
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-22887 (Commission File Number)	36-4113382 (IRS Employer Identification No.)

222 S Riverside Plaza
Suite 900
Chicago, IL 60606
(Address of Principal Executive Offices)

(312) 373-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.              Entry into a Material Definitive Agreement.

On January 28, 2009, RJO Global Trust (the “Trust”) entered into an Advisory Agreement (the “Agreement”) with NuWave Investment Management, LLC (“NuWave”) to add NuWave as a sixth commodity trading advisor to the Trust.  Pursuant to the Agreement, beginning on or about February 1, 2009, NuWave will begin trading assets for the Trust in accordance with its “Combined Futures Portfolio (2x)” trading program, to the extent described below.  The Trust will also pay NuWave an annual management fee of up to 2% of the net asset value of the Trust’s assets traded by NuWave, as well as an incentive fee of up to 20% of the new trading profit (as defined in the Agreement) generated by NuWave.  Any trading losses must be recovered before new trading profit can be earned.

The Agreement has an initial term of one year, which, unless previously terminated, will automatically renew for additional one-year periods until terminated in accordance with the Agreement.  NuWave may terminate the Agreement upon written notice sixty days prior to the expiration of any one-year period.  The Trust and R.J. O’Brien Fund Management, LLC (the “Managing Owner”) are entitled to terminate the Agreement at any month-end upon five days’ prior written notice to NuWave or at any time upon the occurrence of certain events (as specified in the Agreement).  NuWave is also entitled to terminate the Agreement at any time upon thirty days’ written notice to the Trust and Managing Owner if certain other events occur (as specified in the Agreement).

Effective February 1, 2009, the approximate reallocation of the assets of the Trust will be as follows:

Trading Advisor / Trading Program	Previous Allocation
AIS (MAAP 2X-4X)	20%
Abraham (Diversified)	20%
GALP (Commodity Systematic)	20%
JWH (JWH Diversified Plus)	20%
Peninsula (Tactical Macro)	20%

Trading Advisor / Trading Program	New Allocation
AIS (MAAP 2X-4X)	10%
Abraham (Diversified)	18%
GALP (Commodity Systematic)	18%
JWH (JWH Diversified Plus)	18%
NuWave (Combined Futures Portfolio (2x))	18%
Peninsula (Tactical Macro)	18%

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RJO Global Trust
(Registrant)

Date:  January 30, 2009

By: /s/ Annette A. Cazenave
Annette A. Cazenave
Senior Vice President
R.J. O'Brien Fund Management, LLC, Managing Owner

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